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                                                    [LYONDELL LOGO APPEARS HERE]


NEWS
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ONE HOUSTON CENTER, 1221 MCKINNEY AVE., P.O. BOX 3646, HOUSTON, TEXAS 77253-3646
(713)652-7200


                         LYONDELL ANNOUNCES EXPIRATION
                      OF HART-SCOTT-RODINO WAITING PERIOD


HOUSTON, July 15, 1998 -- Lyondell Petrochemical Company (NYSE: LYO) today announced that the Hart-Scott-Rodino waiting period regarding the company's acquisition of ARCO Chemical expired at 12:00 midnight, Eastern Daylight Time, on Friday, July 10, 1998.

     Lyondell's all-cash tender offer for all outstanding shares of ARCO Chemical Company (NYSE:RCM) common stock will expire at 12:00 midnight, Eastern Daylight Time, on Wednesday, July 22, 1998, unless extended, subject to the terms and conditions of the offer.


LYONDELL PETROCHEMICAL COMPANY - headquartered in Houston, Texas - is a major chemical and refining company, with majority ownership positions in the premier olefins, polymers and refining companies in North America, Lyondell is:
 .    The largest producer of ethylene, propylene and polyethylene in North
     America and a leading producer of high value-added specialty polymers, color concentrates and polymeric powder through its 41% interest in Equistar Chemicals, LP.
 .    One of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel, through its 58.75% interest in LYONDELL-CITGO Refining Company Ltd.
 .    The third largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company L.P.

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For information, contact:
Media - Jackie Wilson (713)652-4596
Investors - Kevin DeNicola (713)652-4590